AGREEMENT AND GENERAL RELEASE

This Agreement and General Release (the “Agreement”) is made this ____ day of January between Neal Goldberg (the “Employee”) and The Children’s Place Retail Stores, Inc. and its direct and indirect subsidiaries and affiliated corporations (collectively, the “Employer” or the “Company”).

1. Termination of Employment. The parties agree that the Employee’s employment with the Employer terminated effective December 19, 2007 (the “Separation Date”), as a result of the notice given by Employee (the “Termination Notice”) pursuant to Section 10.01 of the Amended and Restated Employment Agreement dated May 12, 2006 (the “Employment Agreement”).

2. Separation Payment. (a) In consideration for entering into this Agreement, the Employer shall pay to the Employee the sum of Seven Hundred Fifteen Thousand Dollars ($715,000), less legally required payroll deductions (“Separation Payment”), which sum shall be paid to Employee in equal consecutive monthly installments with the first such installment paid on the first day of the month next following the effective date of termination of Employee’s employment hereunder; provided, however, that the payments of all such installments otherwise payable prior to July 1, 2008 shall be deferred and paid on such date. The parties agree that this payment schedule meets the requirements set forth in Section 6.01 of the Amended and Restated Employment Agreement dated as of May 12, 2006 (the “Employment Agreement”).

(b) In addition to the payment set forth above in Section 2(a), the parties acknowledge that the Employee shall receive all wages and payments for accrued paid time off in Employee’s final paycheck on January 4, 2008.

(c) The parties agree that a total of 45,837 stock options of the Company’s common stock at a strike price of $27.65 scheduled to vest on January 31, 2008 shall vest immediately as of the Separation Date. All other unvested stock options as of the Separation Date shall be null and void. The Employee shall have a period of ninety (90) days from the Separation Date to exercise vested but unexercised stock options, if applicable, after which time all such unexercised stock options shall expire. The employee acknowledges that notwithstanding the preceding sentence, any shares that he may obtain upon the exercise of options that are subject to the Transfer Restriction Agreement he executed on January 27, 2006 shall be transferable only pursuant to the terms of such agreement. The parties agree that since the Employee is no longer an employee of the Company he is no longer subject to the pre-established blackout periods of the Company’s Insider Trading Policy. However, the Employee acknowledges that he must continue to comply with Section 16 of Securities Exchange Act of 1934 (“Section 16”), as amended and Rule 10b-5, promulgated by the Securities and Exchange Commission, and the Company shall assist the Employee with compliance with Section 16. In addition, the Employee acknowledges that he is no longer entitled to any of the equity compensation that was granted to him in December 2007.

(d) The Employer represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement is at least equal to the amount the Employee would be entitled to upon termination of the Employee’s employment pursuant to Section 6.01.

3. Other Benefits. (a) Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date.

(b) The Employee agrees that the Employee is not entitled to and will not seek any further consideration, including, but not limited to, any wages, vacation pay, sick pay, disability pay, bonus, compensation, payment or benefit from the Released Parties (as defined in Section 10) other than that to which the Employee is entitled pursuant to this Agreement or applicable law. The Employee acknowledges and agrees that the payments hereunder satisfy in full the Company's obligations to the Employee under the Employment Agreement.

4.  Removal from Company Positions and Indemnification. The parties agree that the Termination Notice shall constitute Employee’s written resignation from all positions held on behalf of the Company including but not limited to officer, director, agent, representative, trustee, administrator, fiduciary and signatory. In addition, with respect to all acts or omissions of Employee which occurred prior to the Separation Date, the Company agrees to continue to indemnify the Employee to the same extent that the Employee was indemnified prior to the Separation Date and that the Employee shall retain the benefit of all directors and officers liability insurance and coverage maintained by the Company with respect to claims made during the period provided by the Company’s current policy and to the extent provided by any future policy from time to time maintained by the Company with respect to other former executives of the Company, in each case on the terms and conditions of such policy. Without limiting the foregoing, the Company shall pay legal fees and expenses as are incurred by him in connection with Employee’s defense in the matter entitled Gail Nutall v. Ezra Dabah, et al., Case No. 2:07-CV-121(SDW)(MCA) (the “Litigation”). Employee further acknowledges and agrees to promptly reimburse the Company for any amounts advanced or paid on Employee’s behalf in connection with the Litigation in the event it shall ultimately be determined by a court of competent jurisdiction that Employee is not entitled to be indemnified by the Company as authorized in Section 145 of the Delaware General Corporation Law.

5.  Return of Company Property. The Employee agrees to return to the Company all laptops, cellular telephones, blackberries, keys, locks, credit cards, documents, records, materials, and other information of any type whatsoever that is the property of the Company. Employee further agrees that Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs, or other documents relating in any way to the affairs of the Company or its vendors. The Company agrees to provide Employee with reasonable access during business hours to documents or other information determined necessary to defend against any claims brought against him which arise from or relate to his employment with the Company, including those referenced in Section 4 of this Agreement.

6. Consultation with Counsel and Voluntariness of Agreement. (a) The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that, to the extent desired, the Employee has consulted with the Employee’s own attorney in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

(b)  The Employee further acknowledges that the Employee has had a period of at least twenty-one (21) days in which to consider the terms of this Agreement.

(c)  The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period. It is specifically understood that this Agreement shall not be effective or enforceable, and the payments and benefits set forth in this Agreement shall not be paid until the seven-day revocation period has expired.

7.  Confidentiality of Agreement. The Employee agrees not to disclose the existence of this agreement or the terms and conditions of this Agreement to any person or entity, except: (a) to comply with or enforce the terms of this Agreement; (b) to the Employee’s legal, financial or tax advisors, spouse, and to the Internal Revenue Service or any similar state or local taxation authority; or (c) as otherwise required by law.

8.  Exclusivity of Services, Confidential Information and Restrictive Covenants. The Employee acknowledges and agrees that he continues to be bound by Section 9 of Employment Agreement to the extent required by applicable law.

9. Confirmation of Employment. The Employer shall, if called upon, confirm the Employee’s dates of employment and position with the Employer.

10. Release. (a) Employee represents and warrants that he is not aware of any misconduct by any employee or director of the Company that Employee should report in accordance with the Company’s Code of Business Conduct or any irregularity in the Company’s books or records or any other matter relating to the Company’s accounting that could properly be reported by Employee pursuant to the procedures established by the Company for making such reports, except any that has already been reported by Employee in writing to the appropriate personnel of the Company. In exchange for the consideration set forth in Section 2, the Employee, on behalf of the Employee and the Employee’s agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer’s successors, predecessors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the “Released Parties”), from any and all claims, causes of action, suits, grievances, debts, sums of money, agreements, promises, damages, back and front pay, costs, expenses, and attorneys’ fees by reason of any matter, cause, act or omission arising out of or in connection with the Employee’s employment or separation from employment with the Employer, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws. Included in this release, without limiting its scope, are claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; the Americans with Disabilities Act; the Family and Medical Leave Act, the Fair Labor Standards Act of 1938 as amended by the Equal Pay Act of 1963; the Employee Retirement Income Security Act of 1974; the New Jersey Conscientious Employee Protection Act; the New Jersey Law Against Discrimination; the New Jersey Family Leave Act; the New Jersey Wage Payment Act; the Sarbanes-Oxley Act of 2002; and any other laws prohibiting discrimination, retaliation, wrongful termination, failure to pay wages, breach of contract, defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement.

(b)  This release does not waive rights or claims that may arise after this release is executed and does not waive any rights or claims which cannot be waived as a matter of law. This Agreement does not affect the Employee’s right to file a charge with the EEOC or to participate in any investigation conducted by the EEOC, but the Employee acknowledges that the Employee is not entitled to any other monies other than those payments described in this Agreement.

(c)  To the fullest extent permitted by law, the Employee promises never to file a lawsuit, claim, administrative proceeding or agency action (collectively “Lawsuit”) asserting any claims against a Released Party with respect to any claim released by Section 10(a), and further agrees that he shall not have the right to recover any monetary relief with respect to any such claim that may be asserted on his behalf.

11.  Cooperation. Employee shall furnish such information as may be in his possession to, and cooperate with, the Company as may reasonably be requested by the Company in the orderly transfer of his responsibilities to other Company employees or in connection with any litigation or other proceeding in which the Company is or may be involved or a party to the extent there exists a commonality of interests between the parties with respect to the defense of such claims.

12. Violation of Terms. Should the Employee breach any provision of this Agreement, which breach is not cured within ten (10) days after written notice to Employee, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement. Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee’s damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys’ fees in relation to such litigation. However, in accordance with applicable laws, if the Employee violates this Agreement by commencing an action under the Age Discrimination in Employment Act, then the requirements set forth in this Section 12 shall not apply.

13.  No Admission. Nothing contained in this Agreement nor the fact that the parties have signed this Agreement shall be construed as an admission by either party that it has taken any improper action or done anything wrong.

14. Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Employer. The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

15. Miscellaneous. This Agreement contains the entire understanding between the parties. This Agreement supersedes any and all previous agreements and plans, whether written or oral, between the Employee and the Employer. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of New Jersey without regard to conflicts of law principles, and the parties agree that any litigation to enforce this Agreement will take place in New Jersey. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

16. Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

17. Tax Withholding. All amounts payable hereunder shall be subject to all applicable federal, state and local tax withholdings.

THE EMPLOYEE STATES THAT THE EMPLOYEE HAS CAREFULLY READ THIS AGREEMENT PRIOR TO SIGNING IT, THAT THE AGREEMENT HAS BEEN FULLY EXPLAINED TO THE EMPLOYEE PRIOR TO SIGNING IT, THAT THE EMPLOYEE HAS HAD THE OPPORTUNITY TO HAVE IT REVIEWED BY AN ATTORNEY AND THAT THE EMPLOYEE UNDERSTANDS THE AGREEMENT’S FINAL AND BINDING EFFECT PRIOR TO SIGNING IT, AND THAT THE EMPLOYEE IS SIGNING THE RELEASE VOLUNTARILY WITH THE FULL INTENTION OF COMPROMISING, SETTLING, AND RELEASING THE COMPANY AS STATED IN THIS AGREEMENT.

The Children’s Place Retail Stores, Inc.	Neal Goldberg

By:
(signature)

Dated:	Dated: